                                                               EMM DRAFT 4-29-02

                            EXCHANGE AGENT AGREEMENT

         EXCHANGE AGENT AGREEMENT (this "Agreement") dated as of ______________, 2002 between RANDGOLD RESOURCES LIMITED, a corporation organized under the laws of the Jersey (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Bank" or the "Exchange Agent").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Bank, as Depositary (the "GDR Depositary"), entered into a Deposit Agreement dated as of July 1, 1997, as amended and restated as of ____________, 2002, providing for issuance of Rule 144A Global Depositary Receipts ("GDRs") subject to restrictions on transfer as specified therein representing ordinary shares, nominal value $0.10 per share ("Shares"), of the Company; and

         WHEREAS, the Company and the Bank, as Depositary (the "Depositary"), entered into a Deposit Agreement, dated as of ____________, 2002 (the "Deposit Agreement"), providing for the issuance of American Depositary Receipts ("ADRs") evidencing American Depositary Shares ("ADSs") representing Shares deposited with the Depositary thereunder, which ADSs have been registered on Form F-6 under Registration Statement No. 333-______________ under the Securities Act of 1933, as amended; and

         WHEREAS, the Company is offering to provide for issuance of ADSs to be issued pursuant to the Deposit Agreement in exchange for any and all of its GDRs (the "Exchange Offer") pursuant to an Exchange Offer Prospectus dated _____________, 2002 (the "Prospectus") and, in connection with the Exchange Offer, has registered the Shares underlying the ADRs on Form F-4 under the Securities Act of 1933, as amended, under Registration Statement No. 333-____________; and

         WHEREAS, the Company wishes to appoint the Exchange Agent as its agent for the purpose of administering the Exchange Offer.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

          1. Appointment of Exchange Agent; Performance of Duties. The Company hereby appoints the Exchange Agent as its agent for the exchange of GDRs into ADSs, and the Exchange Agent accepts such appointment subject to the terms and conditions contained in this Agreement.

          2. Records of GDR Holders. The Company shall instruct the GDR Depositary to provide to the Exchange Agent a list of the record holders of GDRs (the

"Holders") and of the participants (the "Participants") in The Depository Trust Company ("DTC") shown on DTC's records as having GDRs credited to their respective DTC accounts, in each case as of the date of the Exchange Offer Prospectus (the "Effective Date").

          3. Documents. The Company shall provide the Exchange Agent with copies of a letter of transmittal substantially in the form of Exhibit A attached hereto (each a "Letter of Transmittal" and collectively the "Letter of Transmittal"). The Exchange Agent shall take such action as my from time to time be requested by the Company or its counsel to furnish copies of the Letters of Transmittal to all persons requesting such documents.

          4. Exchange Agent Responsibilities. The Exchange Agent shall examine any GDRs, Letters of Transmittal, and messages received through the DTC system relating to tenders of GDRs stating, in substance, that the Participant has received a copy of the Letter of Transmittal and that such Participant and its tendering customer agree to be bound by the terms of the Letter of transmittal (each such message, an "Agent's Message") and other documents received by it to ascertain that (a) each Letter of Transmittal is completed and duly executed in accordance with the instructions therefor, (b) any other document required by the instructions accompanying the Letters of Transmittal is completed and duly executed in accordance with such instructions, (c) the names shown on such GDRs or on any confirmation received from DTC evidencing the transfer of GDRs to the account of the Exchange Agent and the corresponding Letter of Transmittal or Agent's Message correspond exactly with the names shown on the list supplied pursuant to Paragraph 2 of this Agreement, and (d) no "stop transfer" notations are in effect against the GDRs submitted for exchange. Except as otherwise provided in this Paragraph 4, GDRs shall not be deemed to be properly tendered unless all of the foregoing requirements are met prior to the Expiration Date (to be be defined as per the Prospectus). The Exchange Agent shall take all steps as it shall deem reasonable and appropriate to inform the person tendering GDRs pursuant to the Exchange Offer to correct any defect that exists in any Letter of Transmittal or accompanying document or Agent's Message. In the event such defect is not cured by the tendering Holder or Participant, as the case may be, the Exchange Agent shall promptly send to the Company any Letter of Transmittal or Agent's Message or other document or copies thereof containing any defect therein, which in its judgment would prevent acceptance thereof, together with a request for instructions as to actions to be taken with respect thereto in accordance with Paragraph 10(f) of this Agreement. A Letter of Transmittal need not accompany GDRs tendered for exchange if the Exchange Agent has received an Agent's Message in proper form with respect to such GDRs. The Company reserves the right, if it so elects in its discretion, to waive the failure of any delivery of GDRs, Letter of Transmittal or other document pursuant to the Exchange Offer to comply with any requirement of this Paragraph 4 or the Letter of Transmittal.

         The Company reserves the right to terminate or, prior to the Expiration Date, amend the Exchange Offer as provided in the Prospectus. If notified in writing by the Company of termination of the Exchange Offer, the Exchange Agent shall as promptly as practicable return all tendered GDRs to the tendering Holder or Participant. If notified by the Company of an amendment of the Exchange Offer, the Exchange Agent shall follow the reasonable instructions of the Company contained in such notice to the extent consistent with this Agreement.

          5. Withdrawal Rights. It is understood that Holders and Participants, on behalf of their customers which beneficially own GDRs, tendering pursuant to the Exchange Offer are not entitled to withdraw their tenders.

          6. Acceptance and Exchange.

                (a) At any time after the Expiration Date, upon receiving a notice from the Company directing the exchange of properly tendered GDRs, the Exchange Agent shall, as agent of the Company and subject to all the conditions of the Exchange Offer, accept for exchange all GDRs properly tendered in accordance with this Agreement which are not properly withdrawn prior to the Expiration Date. Thereafter, unless notified otherwise by the Company, the Exchange Agent shall continue to accept for exchange all GDRs which are properly delivered to the Exchange Agent pursuant to Notices of Guaranteed Delivery (as defined in the Prospectus) but shall not accept any other GDRs for exchange.

               (b) Following such acceptance of GDRs, the Exchange Agent shall promptly present all such GDRs to the GDR Depositary with instructions that the GDR Depositary (1) cancel such GDRs and (2) instruct its custodian that the Shares represented by such GDRs shall be held for the Depositary under the Deposit Agreement. The Exchange Agent properly shall notify the Depositary of
(A) the names of the Holders and Participants on whose behalf GDRs have been so presented and the number of GDRs so presented on behalf of each and (B) the instructions for delivery of ADSs provided in the Letter of Transmittal or Agent's Message submitted by each such Holder and Participant.

               (c) Each day upon which the Exchange Agent receives one or more Letters of Transmittal or Agent's Messages, the Exchange Agent shall provide the Company with a written account of the following information: (1) the number of properly tendered GDRs submitted that day; and (2) the cumulative number of properly tendered GDRs submitted and not properly withdrawn through such day. Upon the request of the Company, the Exchange Agent shall provide the Company with a written account of (1) the number of GDRs covered by defective tenders submitted up to the date of such request; and (2) the cumulative number of GDRs covered by uncorrected defective tenders up to the date of such request.

               (d) The Exchange Agent shall request the Depositary to deliver such ADSs as are required for delivery hereunder.

          7. Assignees; Signatures. If an ADR or beneficial ownership thereof is to be delivered to or reflected on DTC's records as belonging to an assignee of the Holder or beneficial owner of the surrendered GDRs, the Exchange Agent shall first require a check from the assignee or the Holder or beneficial owner in the amount of any stock transfer taxes applicable to such transfer unless satisfactory evidence of the payment of such tax, or exemption therefrom, is submitted.

         The signature (or signatures, in the case of any GDRs owned by two or more joint holders) on a Letter of Transmittal must correspond exactly with the name(s) appearing on the list furnished pursuant to Paragraph 2 of this Agreement.

          8. Records. The Exchange Agent shall maintain, on a continuing basis, in addition to the information required by Paragraph 6 of this Agreement, a record showing the following: (i) the names and addresses of all Holders and Participants who have tendered GDRs for exchange and of all Holders and Participants to whom ADSs have been issued or to whose DTC account ADSs have been credited, (ii) the number of GDRs held by each such Holder or Participant,
(iii) the number of GDRs tendered by and ADSs issued to each such Holder or Participant, (iv) the number, if any, of GDRs not tendered by such Holder or Participant, and (v) the names of all Holders and Participants who have not tendered their GDRs for exchange and the number of such untendered GDRs held by each such Holder or Participant. Upon the request of the Company, the Exchange Agent shall provide the Company with a report setting forth the information maintained pursuant to this Paragraph 8 of this Agreement, together with such other information as may from time to time be reasonably requested.

          9. Fees.

             (a) In consideration of the services to be rendered pursuant to this Agreement, the Company shall compensate the Exchange Agent in accordance with and pursuant to a written Fee Schedule as may be agreed upon by the Company and the Exchange Agent from time to time plus the Exchange Agent's reasonable and necessary disbursements, charges and out-of-pocket expenses and counsel fees and expenses incurred in connection with the preparation and execution of this Agreement and the services rendered by the Exchange Agent hereunder.

             (b) No provision of this Agreement shall require the Exchange Agent to expend or risk the Exchange Agent's own funds or otherwise incur any financial liability in the performance of any of the Exchange Agent's duties hereunder or in the exercise of the Exchange Agent's rights.

             (c) It is understood that the GDR Depositary will waive surrender fees for GDRs accepted in the Exchange Offer, but that the Depositary and the GDR

Depositary may charge presenting brokers or holders any and all other fees and charges provided under the deposit agreements including, without limitation, the Depositary's fee for the issuance of ADSs.

     10. Limitation of Duties. As Exchange Agent hereunder, the Exchange Agent:

          (a) shall have no duties or obligations other than those specifically set forth herein;

          (b) will be regarded as making no representations and having no responsibilities with regard to determining the validity, sufficiency, value or genuineness of any GDRs or ADSs or any Letter of Transmittal or Agent's Message or other documents deposited with or delivered to the Exchange Agent hereunder or any signature or endorsement in connection therewith and will not be required and will make no representations as to their validity, value or genuineness;

          (c) shall not be obligated to take any legal action hereunder which might in the judgment of the Exchange Agent involve any expense or liability unless the Exchange Agent shall have been furnished with indemnity satisfactory to it as often as may be required;

          (d) may apply to the Company for written instructions with respect to any matter arising in connection with the Exchange Agent's duties and obligations arising under this Agreement (which application shall be made via facsimile to the Company's facsimile number set forth in Section 14 below), and such application by the Exchange Agent for written instructions from the Company may, at the option of the Exchange Agent, set forth in writing any action proposed to be taken or omitted by the Exchange Agent with respect to its duties or obligations under this Agreement and the date or dates on or after which such action shall be taken. The Exchange Agent shall not be liable for any delay in acting while waiting for those instructions nor shall the Exchange Agent be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which date shall not, without the Company's consent, be less than two business days after the Company is deemed to have received such application) unless, prior to taking or omitting any such action, the Exchange Agent has received written instructions from the Company in response to such application specifying the action to be taken or omitted. The right conferred by this Paragraph 10(f) shall be limited by the requirement in Paragraph 4 of this Agreement that, with respect to defects in any Letter of Transmittal or accompanying document, the Exchange Agent shall take such steps as it shall deem reasonable and appropriate to correct the same before applying to the Company under this Paragraph 10(f) for instructions.

          (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

          (g) may consult with the Company's counsel with respect to any questions relating to your duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (h) may rely upon and comply with, and shall incur no liability for relying upon and complying with, any Letter of Transmittal, certificate, instrument, opinion of counsel, notice, letter, telegram or other document or security delivered to it in connection with this Agreement, and shall have no duties, responsibilities or obligations with respect to determining the validity, sufficiency or genuineness of such document or security;

          (i) may consult with counsel for the Company or its own counsel (which may be in-house counsel) and rely upon any opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by the Exchange Agent hereunder in reliance upon, and in accordance with, any such opinion;

          (j) shall escheat any property held by the Exchange Agent in accordance with applicable law; and

          (k) may perform any duties hereunder either directly or by of through the Exchange Agent's nominees, correspondents, designees, agents, subagents or subcustodians and the Exchange Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian.

          (l) shall not advise any person tendering GDRs pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any GDRs.

     11. Court Orders. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event the

Exchange Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and, if it complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

12.      Indemnification.

          (a) The Exchange Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury resulting from its actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses caused by such conduct. In no event shall the Exchange Agent be liable for (i) acting in accordance with the instructions from the Company or its counsel or any agent appointed by the Company to act on behalf of the Company, (ii) special, consequential or punitive damages, for lost profits or for loss of business, or (iii) any Losses due to forces beyond the control of the Exchange Agent, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

          (b) The Company shall be liable for and shall indemnify hold harmless the Exchange Agent from and against any and all claims, losses, liabilities, damages, expenses or judgments (including attorneys' fees and expenses) (collectively referred to herein as "LOSSES") howsoever arising from or in connection with this Agreement or the performance of the Exchange Agent's duties hereunder, the enforcement of this Agreement and disputes between the parties hereto; provided, however, that nothing contained herein shall require that the Exchange Agent be indemnified for the liability it has accepted under the preceding paragraph 12(a).

     13. Amendments. This Agreement may be amended only by an instrument in writing executed by the parties hereto or their successors and assigns.

     14. Reports; Notices. All reports, notices, applications (including applications for instructions in accordance with Paragraph 10(f) of this Agreement) and other communications required or permitted hereunder shall be in writing and shall be deemed given when addressed and delivered by facsimile transmission, which delivery may be followed by delivery by hand or overnight delivery service, to the address for the party set forth below or at such other address as a party may furnish by like notice to the other parties hereto.

                           If to the Company:

                           Randgold Resources Limited
                           Attention: Director (Finance)
                           Facsimile: 91-11-331-9543

                           If to the Exchange Agent:

                           The Bank of New York

                           Attention: [ADR Administration]
                           Facsimile No.: (646) 885-3043

     Delivery of a notice sent by facsimile transmission shall be deemed to be effective when delivery has been confirmed by telephone.

     15. Lost , Stolen or Destroyed Certificates. If any Holder reports to the Exchange Agent that such Holder's failure to surrender a GDR registered in such Holder's name prior to the Expiration Date is due to the loss or destruction of such Holder's GDR, the Exchange Agent will require such Holder to furnish an affidavit of loss in a form satisfactory to the Exchange Agent and a bond of indemnity on the Exchange Agent's standard loss security blanket bond form. Upon receipt of such affidavit of loss and bond of indemnity, the Exchange Agent will effect an exchange for the Holder as though such Holder had surrendered its GDR.

     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

     17. Instructions. The Exchange Agent may rely upon and comply with any written instructions signed by _____________________________ of the Company or by counsel to the Company with respect to matters pertaining to this Agreement and to all of the transactions contemplated hereby.

     18. Termination. This Agreement shall terminate on _______________, 200[2] or on such earlier date as may be agreed in a signed writing between the Company and the Exchange Agent.

     Upon termination, copies of all information maintained by the Exchange Agent for the Company under this Agreement shall be delivered to the Company as soon as practicable following the Company's request for such information. The right of the Exchange Agent to be reimbursed for out-of-pocket expenses as provided in Paragraph 9 of this Agreement and the indemnification provisions of Paragraph 12 of this Agreement shall survive termination of this Agreement.

     19. Entire Agreement; Amendment. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to the Prospectus or any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on the Exchange Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

     20. Representations and Warranties. The Company hereby represents, warrants and covenants that:


          (a) The Company is a corporation duly organized and validly existing under the laws of [Jersey].

          (b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all the Company Shares to be issued and deposited with the Depositary against the issuance of ADSs to be delivered hereunder have been registered with the Securities and Exchange Commission and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

     21. No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

     22. Governing Law.

          (a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws of the State of New York. All actions and proceedings brought by the Exchange Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the Exchange Agent. All actions and proceedings brought by the Company against the Exchange Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York.

                  (b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

         IN WITNESS WHEREOF, RANDGOLD RESOURCES LIMITED and THE BANK OF NEW YORK have duly executed this Agreement as of the date first set forth above.


                                           RANDGOLD RESOURCES LIMITED

                                           By:_________________________________

                                               Name:___________________________

                                               Title:__________________________



                                           THE BANK OF NEW YORK

                                           By:_________________________________

                                               Name:___________________________

                                               Title:__________________________

                                                                       EXHIBIT A
                                                 [Form of Letter of Transmittal]